Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AXS-One Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-11681, 333-49733, 333-61125, 333-72142, 333-72138, 333-119327 and 333-126554) on Form S-8 and (Nos. 333-49731, 333-115145, 333-126555 and 333-129149) on Form S-3 of AXS-One Inc. of our report dated March 23, 2006, with respect to the consolidated balance sheets of AXS-One Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income (loss), stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 23, 2006 on the related consolidated financial statement schedule, which reports appear in the December 31, 2005 annual report on Form 10-K of AXS-One Inc.

/s/ KPMG LLP

Short Hills, New Jersey
March 23, 2006